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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO

Amendment No. 3

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

STR HOLDINGS, INC.
(Name of Subject Company (Issuer) and Filing Person (Offeror))

Common Stock, par value $0.01 per share
(Title of Class of Securities)

78478V100
(CUSIP Number of Class of Securities)
Alan N. Forman
Senior Vice President and General Counsel
STR Holdings, Inc.
18 Craftsman Road
East Windsor, CT 06088
(860) 758-7300
(Name, address and telephone number of person authorized
to receive notices and communications on behalf of filing person)

Copy to:

Douglas Warner
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
(212) 310-8751

CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)

$30,000,000	$3,864

(1)
Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase for not more than $30,000,000 shares of common stock of STR Holdings, Inc. at a purchase price not greater than $1.54 per share and not less than $1.35 in cash.

(2)
The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2014 equals $128.80 per million dollars of the value of the transaction.
☒
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$3,864	Filing Party:	STR Holdings, Inc.
Form or Registration No.:	Schedule TO	Date Filed:	January 31, 2014
☐
Check the box if filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

        Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☒

        If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third Party Tender Offer)

        This Amendment No. 3 (this "Amendment") amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission (the "SEC") by STR Holdings, Inc., a Delaware corporation ("STR" or the "Company"), on January 31, 2014, as amended and supplemented by Amendment No. 1 to the Schedule TO filed with the SEC on February 18, 2014 and by Amendment No. 2 to the Schedule TO filed with the SEC on March 4, 2014, (collectively, the "Schedule TO"), in connection with the Company's offer to purchase, for not more than $30,000,000 in cash, shares of its common stock, par value $0.01 per share (the "Shares"), pursuant to (1) auction tenders ("Auction Tenders") at prices specified by the tendering stockholders not greater than $1.54 per Share and not less than $1.35 per Share or (2) purchase price tenders ("Purchase Price Tenders"), in either case, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Amended Offer to Purchase, dated February 18, 2014, a copy of which was attached to Amendment No. 1 to the Schedule TO as Exhibit (a)(1)(G) (the "Offer to Purchase") and the related Amended and Restated Letter of Transmittal, a copy of which was attached to Amendment No. 1 to the Schedule TO as Exhibit (a)(1)(G) (the "Letter of Transmittal", which together, as each may be amended or supplemented from time to time, the "Tender Offer").

        The purpose of this Amendment is to amend and supplement the Schedule TO. Only those items amended are reported in this Amendment. Except as specifically provided herein, the information contained in the Schedule TO, the Offer to Purchase and the Letter of Transmittal remains unchanged. This Amendment should be read in conjunction with the Schedule TO, the Offer to Purchase and the Letter of Transmittal.

Item 11.    Additional Information.

        Item 11 of the Schedule TO is hereby amended and supplemented by adding at the end thereof the following text:

        On March 7, 2014, the Company issued a press release announcing the final results of the Tender Offer, which expired at 11:59 p.m., New York City time, on March 3, 2014. A copy of the press release is filed as Exhibit (a)(5)(C) to this Schedule TO and is incorporated herein by reference.

Item 12.    Exhibits.

Exhibit No.	Description
(a)(1)(A)	Offer to Purchase, dated January 31, 2014.
(a)(1)(B)	Letter of Transmittal.
(a)(1)(C)	Notice of Guaranteed Delivery.
(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated January 31, 2014.
(a)(1)(E)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated January 31, 2014.
(a)(1)(F)	Summary Advertisement, dated January 31, 2014.
(a)(1)(G)	Amended Offer to Purchase, dated February 18, 2014
(a)(1)(H)	Amended and Restated Letter of Transmittal.
(a)(1)(I)	Amended and Restated Notice of Guaranteed Delivery.
(a)(1)(J)	Amended and Restated Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated February 18, 2014.
(a)(1)(K)	Amended and Restated Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated February 18, 2014.

Exhibit No.		Description
(a)(2)		None.
(a)(3)		Not applicable.
(a)(4)		Not applicable.
(a)(5)		Press release announcing commencement of the Tender Offer, dated January 31, 2014.
(a)(5)(A)		Press release announcing the amendment and extension of the Tender Offer, dated February 18, 2014.
(a)(5)(B)		Press release announcing the preliminary results of the Tender Offer, dated March 4, 2014.
(a)(5)(C)	*	Press release announcing the final results of the Tender Offer, dated March 7, 2014.
(b)		None.
(d)(1)
Registration Rights Agreement, dated as of November 6, 2009, among STR Holdings, Inc. and the stockholders party thereto. (filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(2)
Form of Indemnification Agreement between STR Holdings, Inc. and each of its directors and executive officers. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(3)(A)		2009 Equity Incentive Plan. (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(4)
Employment Agreement, dated as of December 7, 2011, between Specialized Technology Resources, Inc. and Robert S. Yorgensen. (filed as Exhibit 10.1 on the Company's Form 8-K filed on December 13, 2011 (file no. 001-34529) and incorporated herein by reference).
(d)(5)
Employment Agreement, dated as of April 12, 2010, between Specialized Technology Resources, Inc. and Alan N. Forman. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on May 12, 2010 (file no. 001-34529) and incorporated herein by reference).
(d)(6)
Retention Agreement, dated as of July 18, 2013, between STR Holdings, Inc. and Robert S. Yorgensen. (filed as Exhibit 10.1 to the Company's Form 8-K filed on July 23, 2013 (file no.001-34529) and incorporated herein by reference).
(d)(7)
Retention Agreement, dated as of July 18, 2013, between STR Holdings, Inc. and Barry A. Morris. (filed as Exhibit 10.2 to the Company's Form 8-K filed on July 23, 2013 (file no.001-34529) and incorporated herein by reference).
(d)(8)
Retention Agreement, dated as of July 18, 2013, between STR Holdings, Inc. and Alan N. Forman. (filed as Exhibit 10.3 to the Company's Form 8-K filed on July 23, 2013 (file no.001-34529) and incorporated herein by reference).
(d)(9)
Retention Agreement, dated as of July 18, 2013, between STR Holdings, Inc. and Joseph C. Radziewicz. (filed as Exhibit 10.4 to the Company's Form 8-K filed on July 23, 2013 (file no.001-34529) and incorporated herein by reference).
(d)(10)
Form of STR Holdings, Inc. Restricted Stock Agreement for executive officers that held incentive units in STR Holdings (New) LLC. (filed as Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).

Exhibit No.	Description
(d)(11)	Form of STR Holdings, Inc. Restricted Stock Agreement for other holders of units in STR Holdings (New) LLC. (filed as Exhibit 10.19 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(12)
Class A Unit Grant Agreement, dated as of November 5, 2009, between STR Holdings (New) LLC and Dennis L. Jilot. (filed as Exhibit 10.20 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(13)
Restricted Stock Agreement, dated as of November 6, 2009, between STR Holdings, Inc, and Dennis L. Jilot. (filed as Exhibit 10.21 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(14)
Form of Restricted Stock Agreement of STR Holdings, Inc. (filed as Exhibit 10.22 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(15)
Specialized Technology Resources, Inc. Management Incentive Plan. (filed as Exhibit 10.23 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(16)
Form of STR Holdings, Inc. Option Award Agreement for executive officers. (filed as Exhibit 10.24 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(17)
Form of STR Holdings, Inc. Incentive Stock Option Award Agreement. (filed as Exhibit 10.25 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(18)
Form of STR Holdings, Inc. Non-Qualified Stock Option Award Agreement. (filed as Exhibit 10.26 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(19)	Form of Executive Severance Agreement (filed as Exhibit 10.2 to the Company's Form 8-K filed on October 3, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(20)	Form of Executive Option Agreement (filed as Exhibit 10.3 to the Company's Form 8-K filed on October 3, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(21)
Executive Severance Agreement dated October 1, 2012 between the Company and Robert S. Yorgensen (filed as Exhibit 10.4 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(22)
Executive Severance Agreement dated October 1, 2012 between the Company and Barry A. Morris (filed as Exhibit 10.5 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(23)
Executive Severance Agreement dated October 1, 2012 between the Company and Alan N. Forman (filed as Exhibit 10.6 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(24)
Executive Severance Agreement dated October 1, 2012 between the Company and Joseph C. Radziewicz (filed as Exhibit 10.7 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).

Exhibit No.	Description
(d)(25)	Executive Option Agreement dated October 1, 2012 between the Company and Robert S. Yorgensen (filed as Exhibit 10.8 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(26)
Executive Option Agreement dated October 1, 2012 between the Company and Barry A. Morris (filed as Exhibit 10.9 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(27)
Executive Option Agreement dated October 1, 2012 between the Company and Alan N. Forman (filed as Exhibit 10.10 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(28)
Executive Option Agreement dated October 1, 2012 between the Company and Joseph C. Radziewicz (filed as Exhibit 10.11 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(g)	None.
(h)	None.

*
Filed herewith

 SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

STR HOLDINGS, INC.
By:	/s/ ALAN N. FORMAN
	Name:	Alan N. Forman
	Title:	Senior Vice President and General Counsel

Date: March 7, 2014

 EXHIBIT INDEX

Exhibit No.		Description
(a)(1)(A)		Offer to Purchase, dated January 31, 2014.
(a)(1)(B)		Letter of Transmittal.
(a)(1)(C)		Notice of Guaranteed Delivery.
(a)(1)(D)		Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated January 31, 2014.
(a)(1)(E)		Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated January 31, 2014.
(a)(1)(F)		Summary Advertisement, dated January 31, 2014.
(a)(1)(G)		Amended Offer to Purchase, dated February 18, 2014
(a)(1)(H)		Amended and Restated Letter of Transmittal.
(a)(1)(I)		Amended and Restated Notice of Guaranteed Delivery.
(a)(1)(J)		Amended and Restated Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated February 18, 2014.
(a)(1)(K)		Amended and Restated Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated February 18, 2014.
(a)(2)		None.
(a)(3)		Not applicable.
(a)(4)		Not applicable.
(a)(5)		Press release announcing commencement of the Tender Offer, dated January 31, 2014.
(a)(5)(A)		Press release announcing the amendment and extension of the Tender Offer, dated February 18, 2014.
(a)(5)(B)		Press release announcing the preliminary results of the Tender Offer, dated March 4, 2014.
(a)(5)(C)	*	Press release announcing the final results of the Tender Offer, dated March 7, 2014.
(b)		None.
(d)(1)
Registration Rights Agreement, dated as of November 6, 2009, among STR Holdings, Inc. and the stockholders party thereto. (filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(2)
Form of Indemnification Agreement between STR Holdings, Inc. and each of its directors and executive officers. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(3)(A)		2009 Equity Incentive Plan. (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).

Exhibit No.	Description
(d)(4)	Employment Agreement, dated as of December 7, 2011, between Specialized Technology Resources, Inc. and Robert S. Yorgensen. (filed as Exhibit 10.1 on the Company's Form 8-K filed on December 13, 2011 (file no. 001-34529) and incorporated herein by reference).
(d)(5)
Employment Agreement, dated as of April 12, 2010, between Specialized Technology Resources, Inc. and Alan N. Forman. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on May 12, 2010 (file no. 001-34529) and incorporated herein by reference).
(d)(6)
Retention Agreement, dated as of July 18, 2013, between STR Holdings, Inc. and Robert S. Yorgensen. (filed as Exhibit 10.1 to the Company's Form 8-K filed on July 23, 2013 (file no.001-34529) and incorporated herein by reference).
(d)(7)
Retention Agreement, dated as of July 18, 2013, between STR Holdings, Inc. and Barry A. Morris. (filed as Exhibit 10.2 to the Company's Form 8-K filed on July 23, 2013 (file no.001-34529) and incorporated herein by reference).
(d)(8)
Retention Agreement, dated as of July 18, 2013, between STR Holdings, Inc. and Alan N. Forman. (filed as Exhibit 10.3 to the Company's Form 8-K filed on July 23, 2013 (file no.001-34529) and incorporated herein by reference).
(d)(9)
Retention Agreement, dated as of July 18, 2013, between STR Holdings, Inc. and Joseph C. Radziewicz. (filed as Exhibit 10.4 to the Company's Form 8-K filed on July 23, 2013 (file no.001-34529) and incorporated herein by reference).
(d)(10)
Form of STR Holdings, Inc. Restricted Stock Agreement for executive officers that held incentive units in STR Holdings (New) LLC. (filed as Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(11)
Form of STR Holdings, Inc. Restricted Stock Agreement for other holders of units in STR Holdings (New) LLC. (filed as Exhibit 10.19 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(12)
Class A Unit Grant Agreement, dated as of November 5, 2009, between STR Holdings (New) LLC and Dennis L. Jilot. (filed as Exhibit 10.20 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(13)
Restricted Stock Agreement, dated as of November 6, 2009, between STR Holdings, Inc, and Dennis L. Jilot. (filed as Exhibit 10.21 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(14)
Form of Restricted Stock Agreement of STR Holdings, Inc. (filed as Exhibit 10.22 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(15)
Specialized Technology Resources, Inc. Management Incentive Plan. (filed as Exhibit 10.23 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).

Exhibit No.	Description
(d)(16)	Form of STR Holdings, Inc. Option Award Agreement for executive officers. (filed as Exhibit 10.24 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(17)
Form of STR Holdings, Inc. Incentive Stock Option Award Agreement. (filed as Exhibit 10.25 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(18)
Form of STR Holdings, Inc. Non-Qualified Stock Option Award Agreement. (filed as Exhibit 10.26 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
(d)(19)	Form of Executive Severance Agreement (filed as Exhibit 10.2 to the Company's Form 8-K filed on October 3, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(20)	Form of Executive Option Agreement (filed as Exhibit 10.3 to the Company's Form 8-K filed on October 3, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(21)
Executive Severance Agreement dated October 1, 2012 between the Company and Robert S. Yorgensen (filed as Exhibit 10.4 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(22)
Executive Severance Agreement dated October 1, 2012 between the Company and Barry A. Morris (filed as Exhibit 10.5 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(23)
Executive Severance Agreement dated October 1, 2012 between the Company and Alan N. Forman (filed as Exhibit 10.6 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(24)
Executive Severance Agreement dated October 1, 2012 between the Company and Joseph C. Radziewicz (filed as Exhibit 10.7 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(25)
Executive Option Agreement dated October 1, 2012 between the Company and Robert S. Yorgensen (filed as Exhibit 10.8 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(26)
Executive Option Agreement dated October 1, 2012 between the Company and Barry A. Morris (filed as Exhibit 10.9 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(27)
Executive Option Agreement dated October 1, 2012 between the Company and Alan N. Forman (filed as Exhibit 10.10 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(d)(28)
Executive Option Agreement dated October 1, 2012 between the Company and Joseph C. Radziewicz (filed as Exhibit 10.11 to the Company's Form 10-Q filed on November 8, 2012 (file no.001-34529) and incorporated herein by reference).
(g)	None.
(h)	None.

*
Filed herewith

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  Item 11. Additional Information.
  Item 12. Exhibits.
SIGNATURE
EXHIBIT INDEX